Exhibit 99.1

APAC Customer Services Receives NASDAQ Staff Deficiency Letter

DEERFIELD, Ill.--(BUSINESS WIRE)--APAC Customer Services, Inc. (Nasdaq: APAC), a leading provider of customer interaction solutions, today announced that, on April 15, 2008, it received a NASDAQ Staff Deficiency Letter indicating that the Company has failed to comply with the minimum bid price requirements for continued listing required by NASDAQ Marketplace Rule 4450(a)(5) because the bid price for the Company’s common stock has closed below $1.00 per share for thirty consecutive business days.

In accordance with Marketplace Rule 4450(e)(2), the Company has until October 13, 2008 to regain compliance with this requirement. Compliance will be achieved if the bid price per share of the Company’s common stock closes at or above $1.00 for a minimum of ten consecutive business days.

The NASDAQ letter has no effect on the listing of the Company's common stock at this time.

About APAC Customer Services, Inc.

APAC Customer Services, Inc. (Nasdaq: APAC) is a leading provider of customer care services and solutions for market leaders in healthcare, financial services, business services, publishing, communications and travel and entertainment industries. APAC partners with its clients to deliver custom solutions that enhance bottom line performance. For more information, call 1-800-OUTSOURCE. APAC's comprehensive web site is at http://www.apaccustomerservices.com.

APAC-G

CONTACT:
APAC Customer Services
George H. Hepburn III, 847-374-4995
CFO
GHHepburn@apacmail.com
or
Investor Relations:
Lippert/Heilshorn & Associates
Harriet Fried/Jody Burfening, 212-838-3777
HFried@lhai.com